EXHIBIT 2.2

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

               THIS AMENDMENT NO. 1 ("Amendment No. 1") TO AGREEMENT AND PLAN OF MERGER is entered into as of October 6, 2004, by and among Cyberkinetics, Inc., a Delaware corporation ("Cyberkinetics"), Trafalgar Ventures Inc., a Nevada corporation ("Trafalgar"), Trafalgar Acquisition Corporation, a Nevada corporation ("Merger Sub"), and Robert Gorden Smith, an individual stockholder of Trafalgar ("Smith") (Cyberkinetics, Trafalgar, Merger Sub and Smith may each be referred to herein as a "Party" and collectively, the "Parties"). Capitalized terms used herein and not defined shall have the meanings given to them in the Agreement and Plan of Merger dated as of July 23, 2004 (the "Agreement").

RECITALS

               WHEREAS, the Parties desire to amend certain provisions of the Agreement; and

               WHEREAS, Section 9.9 of the Agreement authorizes an amendment upon the written consent of the Parties.

               NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the Parties agree as follows:

1.	Section 1.4 of the Agreement. The last sentence of Section 1.4 of the Agreement shall be deleted in its entirety and replaced with the following:

"Each Cyberkinetics shareholder will be entitled to receive the equivalent number of shares of Trafalgar Common Stock, Trafalgar Warrants or Trafalgar Options; collectively, the Cyberkinetics shareholders shall be entitled to receive an aggregate of approximately 12,589,481 shares of Trafalgar Common Stock (the "Trafalgar Shares"), Trafalgar Warrants to purchase approximately 101,619 shares of Trafalgar Common Stock and Trafalgar Options to purchase approximately 2,963,950 shares of Trafalgar Common Stock."

2.	Section 1.9 of the Agreement. Section 1.9 of the Agreement shall be deleted in its entirety and replaced with the following:

"1.9 Cancellation of Currently Outstanding Trafalgar Common Stock. At the Effective Time, Trafalgar shall cause up to 1,500,000 shares of Trafalgar Common Stock held by Robert Gorden Smith and Richard Harris to be cancelled and extinguished. In consideration, immediately following the Effective Time, Trafalgar shall transfer all assets and liabilities of Trafalgar held immediately prior to the Closing Date, as described in Section 6.01(e) below. "

3.	Section 6.01(e) of the Agreement. Section 6.01(e) of the Agreement shall be deleted in its entirety and replaced with the following:

"(e) Spinoff. Immediately following the Effective Time, Trafalgar shall contribute all tangible assets and intellectual property rights of Trafalgar held immediately prior to the Merger to Messrs. Smith and Harris and Messrs. Smith and Harris shall assume all liabilities incurred by Trafalgar prior to the Merger (the "Spinoff"). The Spinoff will be effected in compliance with all applicable laws, including without limitation, the applicable provisions of the NRS and any other applicable state and federal laws. The consummation of the Spinoff will not require any consent, release, waiver or approval that would adversely affect Trafalgar. The consummation of the Spinoff will not give rise to or trigger the application of any right of any third party that has not been waived by such party in a writing signed by it. The consummation of the Spinoff will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Trafalgar; (b) any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement, contract or other instrument or obligation (whether oral or written) to which Trafalgar is or was a party or by which Trafalgar is or was bound; or (c) any federal, state, local or foreign statute, law concession, grant, franchise, permit or other governmental authorization or approval applicable to Trafalgar."

4.	Effective Date of Amendment No. 1. The terms set forth in this Amendment No. 1 shall be effective as of July 23, 2004.

5.	Conflicts. To the extent there is any conflict between the terms of the Agreement and the terms hereof, the terms of this Amendment No. 1 take precedence.

6.	Confirmation of Agreement. The parties hereto hereby confirm that the Agreement, as amended by this Amendment No. 1, remains in full force and effect.

7.	Miscellaneous. All the provisions of Article IX of the Agreement are herein incorporated by this reference, including, but not limited to, the sections regarding Governing Law and Counterparts.

[Signature Page Follows]

               IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT NO. 1 as of the date set forth in the first paragraph hereof.

CYBERKINETICS, INC.

By: /s/ Timothy Surgenor
Name: Timothy Surgenor
Title: President

TRAFALGAR VENTURES INC.

By: /s/ Robert Gorden Smith
Name: Robert Gorden Smith
Title: President

TRAFALGAR ACQUISITION CORPORATION

By: /s/ Robert Gorden Smith
Name: Robert Gorden Smith
Title: President

ROBERT GORDEN SMITH

By: /s/ Robert Gorden Smith
Name: Robert Gorden Smith